Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ASSET PURCHASE AGREEMENT

between

ALLARITY THERAPEUTICS A/S

and

LANTERN PHARMA INC.

dated as of

July 23, 2021

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 23, 2021 (the “Effective Date”), is entered into between Allarity Therapeutics A/S, formerly known as Oncology Venture ApS, (Company Registration no. 34 62 35 62), a Danish corporation (“Allarity”) and Lantern Pharma Inc., a Delaware corporation (“Lantern”). Allarity and Lantern are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Allarity and Lantern are parties to that certain Drug License and Development Agreement dated May 23, 2015, as amended by that Addendum to Drug License and Development Agreement dated February 8, 2016 and by that Amendment No. 2 to Drug License and Development Agreement dated February 11, 2016 (collectively, the “Development Agreement”) for the development and commercialization of the Compound and/or Product (the “Development Program”);

WHEREAS, the terms “Compound” and “Product” (which for clarity both terms include Irofulven) shall have the meanings given to such terms in the Development Agreement;

WHEREAS, the Parties wish to terminate the Development Agreement as of the Closing Date (as defined herein) and permit Lantern to take control of the Compound and Product without further involvement from Allarity;

WHEREAS, Allarity wishes to sell and assign to Lantern, and Lantern wishes to purchase and assume from Allarity, the rights and obligations of Allarity to the Purchased Assets and the Assumed Liabilities (as defined herein) for the purposes of allowing Lantern to take control of the Compound and Product; and

WHEREAS, capitalized terms not defined herein have the meaning set forth in the Development Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
TERMINATION

Section 1.01 Termination of the Development Agreement. Except the definitions which are incorporated in this Agreement, the Parties hereby agree to terminate, recognize the termination of, and accept the termination of the Development Agreement effective as of the Closing Date. All licenses granted by Lantern to Allarity under or pursuant to the Development Agreement, and any sublicenses granted by Allarity thereunder, shall terminate and all rights in the LP Technology shall return to Lantern, effective as of the Closing. The Parties acknowledge that except as set forth in this Agreement, neither Party will owe the other Party any royalties or other payments in connection with the Development Program.

Section 1.02 Dissolution of the Development Agreement. Effective as of the Closing, and subject to Allarity’s receipt of the Initial Purchase Price under Section 2.05, (a) the Development Agreement is hereby dissolved and terminated and shall have no more force and effect and (b) decision-making authority granted under the Development Agreement is terminated and rescinded.

Section 1.03 Covenant to Negotiate. The Parties hereby recognize that by entering into this Agreement, Allarity satisfies any covenant to negotiate or similar obligation set forth in the Development Agreement.

Section 1.04 Mutual Release. In consideration of the covenants, agreements, and undertakings of the Parties under this Agreement, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders (or equivalents), members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders (or equivalents), members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the Development Agreement, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Allarity hereby sells, assigns, transfers, conveys and delivers to Lantern, and Lantern hereby purchases from Allarity, all of Allarity’s right, title and interest in and to the assets set forth on Schedule 2.01 (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (each an “Encumbrance”). The Purchased Assets excludes the Licensed IP but otherwise includes all types of raw data, articles, papers, charts, records, results, reports, studies, research, memoranda, computation sheets, questionnaires, workbooks (including laboratory notebooks), laboratory notebooks, surveys, and other documentation or information associated with the Development Program, including, without limitation, associated with the Phase II metastatic, castration-resistant, prostate cancer (mCRPC) Study (SMR3165) (collectively, the “Data”). The Parties recognize that the term “Development Program”, includes, without limitation, the Phase II mCRPC Study (SMR3165). Notwithstanding anything to the contrary in this Agreement, Lantern, its successors, sublicensees or assigns after the Closing Date may use the Data and the Purchased Assets for any and all purposes. The Data shall include all gene expression data from the DRP® that served as the basis for patient enrollment or monitoring. Any use by Lantern of SMR3165 clinical data shall properly attribute such data to Allarity and its prior clinical study.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the assets set forth on Schedule 2.02 (the “Excluded Assets”).

Section 2.03 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Lantern shall assume and agree to pay, perform and discharge the liabilities and obligations set forth on Schedule 2.03 arising after the Closing (as defined herein) under the Purchased Assets, but only to the extent that such liabilities and obligations do not relate to any breach, default, violation or other action by Allarity on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Lantern shall not assume and is not assuming any liabilities or obligations of Allarity of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (collectively, the “Excluded Liabilities”). Allarity shall be and shall remain responsible for the Excluded Liabilities.

Section 2.04 IP License. Subject to Allarity’s receipt of the Initial Purchase Price under Section 2.05, Allarity hereby grants Lantern an exclusive, worldwide, perpetual, irrevocable, royalty-free (except as expressly set forth herein), assignable, sublicensable license to the Irofulven DRP® and related intellectual property set forth on Schedule 2.04 (the “Licensed IP”) in order for Lantern and its sublicensees, assigns, and successors to use solely in connection with the Compounds and/or Products or other Illudins (including, without limitation, the drug Irofulven), the Purchased Assets and the Development Program, including conducting research, Development and manufacturing activities in the Territory (the “IP License”). The IP License shall not include the right to market, distribute, sell or offer for sale the Irofulven DRP® alone (other than as a companion diagnostic with the Compound or Product) or in connection with any other drug, formulation or preparation that does not constitute a Compound or Product. Any reference by Lantern to the Irofulven DRP® shall properly reference that it is a trademark and licensed technology of Allarity.

Section 2.05 Purchase Price. The purchase price for the IP License and the Purchased Assets shall be $2,000,000.00 the (“Purchase Price”). Out of the Purchase Price, Lantern shall pay $1,000,000.00 (the “Initial Purchase Price”) to Allarity at the Closing in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Allarity.

Section 2.06 Escrow Amount. Out of the Purchase Price, Lantern shall retain and withhold $1,000,000.00 (the “Escrow Amount”), which amount shall be released under the following circumstances. The Parties will establish and maintain an Escrow of the Escrow Amount that is governed by an Escrow Agreement. Applicable amounts to be released to Allarity as specified below, shall be released within ten (10) business days of the applicable release triggering event in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Allarity.

(a) $[***] will be released upon successful recertification of the existing Irofulven drug stock (596 50 mg/ml vials of Irofulven for injection; supply for 43 patients assuming 6 cycles of treatment per patient) with a shelf life expiration of July 31, 2022 or later. Costs related to recertification of drug stock will be deducted or offset from any released amount. The escrow amount released pursuant to this clause will also be proportionately reduced to the extent the available recertified drug stock is less than the total drug stock amount specified above. The Parties will use reasonable commercial efforts to assure that completion of the testing for potential recertification of the existing Irofulven drug stock occurs within ninety (90) days after the Closing Date. Testing for potential recertification of existing Irofulven drug stock shall be completed no later than one hundred twenty (120) days after the Closing Date, except in the event of (1) Allarity’s failure to provide material information and support, to deliver the actual existing drug supply, or provide relevant materials to be used in the testing of the existing drug supply, (2) the relevant contractor’s or contractors’ failure to perform or refusal to schedule such testing with sufficient time to obtain results within one hundred twenty (120) days after the Closing Date, or (3) customs delays, export/import delays, and/or other factors beyond the Parties’ reasonable control. In the event that Lantern elects not to conduct any testing for potential recertification of existing Irofulven drug stock within the time period provided, Lantern shall be obligated to release the escrow amount due pursuant to the terms under this Section 2.06(a) to Allarity within ten (10) days following expiry of the one hundred twenty (120) day period stipulated.

(b) $[***] will be released upon initiation of treatment of the first patient in an investigator-led “compassionate use” ERCC2/3 mutation subgroup study (the “Investigator-led Study”) using Irofulven and involving one or more of the following investigators: Dr. Kenneth Offit, M.D. (Memorial Sloan Kettering Cancer Center) and/or Dr. Helle Pappot, M.D. (Rigshospitalet) and/or Dr. Zoltan Szallasi, M.D. (Boston Children’s Hospital). Lantern will use reasonable commercial efforts to facilitate commencement of the Investigator-led Study no later than one hundred eighty (180) days after the Closing Date, provided that there shall be no such obligation if Lantern does not have sufficient usable recertified existing Irofulven drug stock for such Investigator-led Study. Lantern’s obligation to release the escrow payment under this subsection (b) shall also apply upon initiation of treatment of the first patient in an investigator-led “compassionate use” ERCC2/3 mutation subgroup study with an investigator other than those listed above (the “Alternative Study”), provided that (i) treatment of patients in such Alternative Study utilizes existing Irofulven drug stock if recertified under Section 2.06(a) above; and (ii) treatment of patients in such Alternative Study is initiated on or before January 1, 2022. Lantern shall have no obligation to facilitate, sponsor, initiate, or conduct such Alternative Study.

(c) $[***] will be released upon the first to occur of (i) initiation of treatment of the first patient within twenty-four (24) months after the Closing Date in any human clinical trial of Irofulven initiated by Lantern as Sponsor for regulatory purposes, including, but not limited to, treatment in a continuation or expansion of Allarity’s open Phase 2 trial (SMR-3165) in Denmark (P.I. Gedske Daugaard), and excluding any investigator-led study or “compassionate use” study, and (ii) initiation of treatment of the 26th patient after the Closing Date in (A) any human clinical trial of Irofulven initiated by Lantern as Sponsor after the Closing Date or (B) under the Investigator-led Study (taken as a whole). Except as described in the last sentence of Section 2.06(b), the determination to initiate, conduct, continue, expand or terminate any clinical trial of Irofulven after the Closing Date shall be in Lantern’s sole and absolute discretion.

(d) $[***] will be released upon initiation of treatment of the second patient within twenty-four (24) months after the Closing Date in any human clinical trial of Irofulven initiated by Lantern as Sponsor and excluding any investigator-led study or “compassionate use” study. The determination to initiate, conduct, continue, expand or terminate any clinical trial of Irofulven after the Closing Date shall be in Lantern’s sole and absolute discretion.

(e) Any portions of the Escrow Amount that have not yet been released pursuant to Section 2.06(a), and/or Section 2.06(b), and/or Section 2.06(c), and/or Section 2.06(d) shall be available to apply in order to (i) assist in offsetting any Losses or Expenses of Lantern (as defined in Section 9.02), and (ii) assist in satisfying any indemnification claims made by Lantern against Allarity pursuant to Article IX, but only to the extent that such Losses, Expenses, or indemnification claims are not otherwise covered by insurance amounts actually received by Lantern from insurance coverage of Lantern and/or Allarity. Any remaining portions of the Escrow Amount that are not released pursuant to Section 2.06(a), and/or Section 2.06(b), and/or Section 2.06(c), and/or Section 2.06(d) within twenty-four (24) months after the Closing Date will be released from Escrow to Lantern.

Section 2.07 Allocation of Purchase Price. Allarity and Lantern agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Schedule 2.07. Lantern and Allarity shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 2.08 Withholding Tax. Lantern shall be entitled to deduct and withhold from the Purchase Price, Milestone Payments and/or Royalty Payments all taxes that Lantern may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Allarity hereunder.

Section 2.09 Transition of Assets. Allarity hereby agrees that Allarity will timely and sufficiently perform its obligations to transfer the Purchased Assets to Lantern, and will transition all Purchased Assets, including all facets of all development programs relating to the Compound and Data to Lantern as promptly as possible following the Closing Date.

ARTICLE III
MILESTONES; ROYALTIES

Section 3.01 IP License Milestones. In the event that Lantern or its sublicensees, assigns, or successors elect, in its or their sole and absolute discretion, to utilize the Irofulven DRP® for the development and commercialization of the Compound and Product, then Lantern agrees to make the following payments (the “IP License Payments”) upon the satisfaction of the milestones (the “IP License Milestones”) set forth below:

IP License Payment Amount	IP License Milestones
$[***]	First use of the Irofulven DRP® by Lantern or its sublicensees, assigns, or successors after the Effective Date in a clinical trial for Irofulven.
$[***]	First regulatory approval of the Irofulven DRP® as a companion diagnostic for Irofulven arising from a regulatory filing by Lantern or its sublicensees, assigns, or successors after the Effective Date.

Section 3.02 Development Milestones. As additional consideration for the Purchased Assets, Lantern agrees to make additional payments (the “Development Milestone Payments,” and, together with the IP License Payments, collectively, the “Milestone Payments”) to Allarity as set forth below upon the achievement by or on behalf of Lantern or its sublicensees, successors, or assigns of the following events (the “Development Milestones,” and together with the IP License Milestones, collectively, the “Milestones”):

Development Payment Amount	Development Milestones
$[***]	First filing for regulatory approval for commercialization of the Compound or Product in one Class A Country. In the event that the first filing for regulatory approval is made in a Class B Country, then one-half of the $[***] payment shall be paid and the second-half of the $[***] payment shall be paid upon a second filing for regulatory approval in a second Class B Country. The Development Milestone shall arise, as applicable, from a regulatory filing by Lantern or its sublicensees, assigns, or successors after the Effective Date for regulatory approval for commercialization of the Compound or Product in an applicable Class A Country or Class B Country.
$[***]	First filing for regulatory approval for commercialization of the Compound or Product in the United States arising from a regulatory filing by Lantern or its sublicensees, assigns, or successors after the Effective Date.
$[***]	First regulatory approval for commercialization of the Compound or Product in one Class A Country. In the event that the first regulatory approval occurs in a Class B Country, then one-half of the $[***] payment shall be paid and the second-half of the $[***] payment shall be paid upon a second regulatory approval in a second

Class B Country. The Development Milestone shall arise, as applicable, from a regulatory filing by Lantern or its sublicensees, assigns, or successors after the Effective Date for commercialization of the Compound or Product in an applicable Class A Country or Class B Country.
$[***]	First regulatory approval for commercialization of the Compound or Product in the United States arising from a regulatory filing by Lantern or its sublicensees, assigns, or successors after the Effective Date.

As used in this Section 3.02, a “Class A Country” means the United Kingdom, Germany, France and Italy and a “Class B Country” means all countries located in the European Union (the “EU”) as of the date of this Agreement other than Germany, France and Italy. In addition, the Parties recognize that the United Kingdom is not a Class B Country.

Section 3.03 Notification of Milestone Achievement. Lantern shall promptly notify Allarity after a Milestone has been achieved. Within 20 business days of notification by Lantern to Allarity of the realization of a Milestone, Lantern shall pay or cause to be paid the corresponding Milestone Payment in cash by wire transfer of immediately available funds to the bank account designated by Allarity to Lantern in writing.

Section 3.04 Royalties. In the event that Lantern, or its sublicensees, assigns, or successors commercializes the Compound or Product, then Lantern shall pay to Allarity a royalty on Annual Net Sales in the Territory (each, a “Royalty Payment”) as set forth below, and subject to the terms and conditions set forth therein, which Royalty Payments shall be paid within 45 days following the end of each calendar year. As used herein, “Annual Net Sales” means aggregate Net Sales of the Product during each calendar year calculated in accordance with United States generally accepted accounting principles consistently applied (and all amounts expressed in foreign currencies shall be converted to U.S. dollars at then-prevailing rates); and “Territory” means worldwide. “Net Sales” means, for any period, the aggregate of the gross amounts invoiced or otherwise billed by Lantern, their affiliates and sublicensees and assignees (“Selling Party”) for arm’s length sales or other commercial disposition of a Product to a third party purchaser within the Territory, less the following to the extent specifically related to the Product and actually allowed, incurred or paid during such period (collectively, “Net Sales Deductions”): (a) discounts, including cash, trade and quantity discounts, price reduction or incentive programs, retroactive price adjustments with respect to sales of such Product, chargeback payments, and rebates granted to managed health care organizations pharmaceutical benefit management service entities, and/or to federal, state and local governments (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups; (b) credits or allowances taken upon rejections or returns of Products, including for recalls or damaged goods; (c) freight, postage, shipping, transportation and insurance charges for delivery of such Product actually paid; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product; (e) bad debts and/or uncollectible customer accounts relating to sales of Products that are actually written off by the Selling Party following commercially reasonable efforts to collect such bad debts or uncollectible customer accounts (it being understood that “Net Sales” will include all amounts received for any bad debts at a subsequent date); and (f) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of such Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the Selling Party; provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with then-current generally accepted accounting principles in either the U.S. or the EU, consistently applied (“GAAP” or International Accounting Principles (“IAP”)) during the applicable calculation period throughout the Selling Party’s organization. Notwithstanding the foregoing, in the event a Product is (i) sold in the form of a combination product containing one or more active pharmaceutical ingredients which are not Compounds or Products or (ii) sold under a bundled or capitated arrangement with one or more products which are not Compounds or Products or (iii) sold under an arrangement whereby the sale of the Product is only available with or conditioned upon the purchase of other products (a “Combination Product”), then Net Sales for such Combination Product shall be calculated, on a country-by-country basis, by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average invoiced sales amount of the Product if sold separately by the Selling Party in finished form in such country, and B is the average invoiced sales amount of all other active pharmaceuticals ingredients or products in finished form in such country, less the Net Sales Deductions. If, on a country-by-country basis, either the Product or the other active pharmaceutical ingredients or products of the Combination Product are not sold separately in finished form in such country, Net Sales of the Combination Product shall be determined by the Parties in good faith based on the relative fair market value for the Product and each active pharmaceutical ingredient or product in finished form, as applicable. For sake of clarity and avoidance of doubt, the transfer of Product by a Selling Party or one of its Affiliates to another Affiliate of such Selling Party or to a sublicensee of such Selling Party for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sublicensee to an independent Third Party, less the Net Sales Deductions allowed under this Section. Notwithstanding the foregoing, sales of Product by Lantern to a bona fide Third Party distributor in an arm’s length transaction shall be considered a sale to a Third Party customer and Net Sales shall be determined based on all amounts invoiced or otherwise billed to, or other consideration paid by, the distributor, less the Net Sales Deductions allowed under this Section. Any Products used (but not sold for more than nominal consideration) for promotional, advertising or humanitarian purposes or used (but not sold for more than nominal consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder.

In the event (x) a Product is subject to Generic Competition in a country in the Territory or (y) solely in the case of Annual Net Sales derived from sales of Product in the United States, the first date such manufacture or other commercialization of the Product for or in the United States is not covered by patents owned or otherwise controlled by a Selling Party, then the royalty rate set forth in Section 3.04 shall be reduced by [***] with respect to Annual Net Sales made in such country, Such royalty reduction shall become effective on the first day of the month after the month in which on such Generic Competition first occurs and shall expire on the last day of the month in which such Generic Competition ceases to exist (or in the case of the matters described in clause (y) above, such date described in clause (y)). For purposes of this Section 3.04, Product shall not be deemed subject to Generic Competition if (i) the Product is marketed or otherwise sold together with a companion diagnostic for which use is covered by one or more patents owned or otherwise controlled by a Selling Party and (ii) the regulatory marketing application approval for such Product is for use of the companion diagnostic in combination with such Product.

Annual Net Sales ($U.S.)	Royalty Rate
Zero to $50 million:	[***]	%
>$50 million to $150 million:	[***]	%
>$150 million to $300 million:	[***]	%
>$300 million:	[***]	%

Section 3.05 Transfer or Sale of Development Program. At any time prior to the payment of any Milestone Payments or Royalty Payments to Allarity (or a final determination that no further Milestone Payments and Royalty Payments are or may be payable to Allarity), if Lantern effects a sale, exchange, license, or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the Development Program, Lantern shall (i) remain responsible for all of its obligations with respect to the Milestone Payments or Royalty Payments (as applicable); and (ii) make provision for the transferee or successor to assume and succeed to the obligations of Lantern to make any outstanding Milestone Payments and Royalty Payments.

Section 3.06 Post-closing Operation of the Development Program. Subject to the terms of this Agreement, subsequent to the Closing, Lantern shall have sole and absolute discretion with regard to all matters relating to the operation, continuation or termination of the Development Program. For the avoidance of doubt, no Milestone Payment shall be payable unless and until the applicable Milestone has been achieved, and Lantern may, in its sole and absolute discretion, elect to terminate the Development Program and/or forego achieving any or all of the Milestones.

Section 3.07 Right of Set-off. Lantern and its sublicensees, assigns, and successors shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Article III the amount of any Losses to which any Lantern Indemnified Party may be entitled under Article IX following a determination by a competent court of first instance.

Section 3.08 No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Milestone Payment or Royalty Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws, and do not constitute an equity or ownership interest in Lantern, (ii) Allarity shall not have any rights as a stockholder or security holder of Lantern or any other party as a result of Allarity’s contingent right to receive any Milestone Payment or Royalty Payment hereunder, and (iii) no interest is payable with respect to any Milestone Payment or Royalty Payment that is paid when due. Any Milestone Payment or Royalty Payment amounts paid following the due date shall be paid together with interest equal to 5% (compounded monthly).

Section 3.09 Notwithstanding anything to the contrary in this Agreement, no royalties or milestones shall be paid by or otherwise accrued solely by Lantern’s review of the DRP data or Data in connection with patients treated prior to Closing Date or in connection with regulatory filings.

ARTICLE IV
CLOSING

Section 4.01 Closing. The purchase and sale contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) the day after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The date on which the Closing is to occur is herein referred to as the (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 4.02 Closing Deliverables.

(a) At the Closing, Allarity shall deliver to Lantern the following:

(i) a bill of sale in the form of Exhibit A (the “Bill of Sale”) and duly executed by Allarity, transferring the Purchased Assets free and clear of any Encumbrances to Lantern;

(ii) the Data;

(iii) copies of all consents, approvals, waivers and authorizations referred to in Schedule 4.02;

(iv) the Allarity Closing Certificate;

(v) the Allarity Officer’s Certificate;

(vi) original signature pages to this Agreement and any of the other agreements contemplated herein; and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Lantern, as may be required to give effect to this Agreement; and

(b) At the Closing, Lantern shall deliver to Allarity the following:

(i) the Initial Purchase Price by wire transfer of immediately available funds to an account designated in writing by Allarity to Lantern not less than two business days prior to the Closing Date;

(ii) the Assignment and Assumption Agreement duly executed by Lantern;

(iii) the Lantern Closing Certificate; and

(iv) the Lantern Officer’s Certificate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ALLARITY

Allarity represents and warrants to Lantern that the statements contained in this Article V are true and correct as of the Effective Date and as of the Closing. For purposes of this Article V, “Allarity’s knowledge,” “knowledge of Allarity” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Allarity, after due inquiry.

Section 5.01 Organization and Authority of Allarity; Enforceability. Allarity is a corporation duly organized, validly existing and in good standing under the laws of Denmark. Allarity has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Allarity of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate and regulatory action on the part of Allarity. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Allarity, and (assuming due authorization, execution and delivery by Lantern) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Allarity, enforceable against Allarity in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Allarity of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by- laws or other organizational documents of Allarity; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Allarity or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Allarity is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Allarity from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Allarity of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03 Title to Purchased Assets. Allarity owns the Purchased Assets in their entirety and has good title to the Purchased Assets, free and clear of all Encumbrances or claims. Allarity is the legal and beneficial owner of the Purchased Assets, and upon the Closing, Allarity will transfer to Lantern good and valid title thereto, free and clear of all Encumbrances. Under applicable law, there are no tax clearance certificates from any taxing authorities in the jurisdictions that impose taxes on Allarity or where Allarity has a duty to file tax returns in order for Allarity to consummate the transactions contemplated by this Agreement.

Section 5.04 Condition of Assets. The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.05 Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including all drug stock (the “Drug Stock”) included in the Purchased Assets, consist of a quality and quantity usable and salable in the ordinary course of business. The Drug Stock all has a shelf life according to Food and Drug Administration regulations and policies of July 31, 2022 or later.

Section 5.06 Intellectual Property.

(a)	“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b)	Schedule 5.06 lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Allarity owns or has adequate, valid and enforceable rights to use all the Purchased IP and Licensed IP, free and clear of all Encumbrances. Allarity is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP or Licensed IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Schedule 5.06 and the Licensed IP, (i) all such Intellectual Property and Licensed IP is valid, subsisting and in full force and effect; and (ii) Allarity has paid all maintenance fees and made all filings required to maintain Allarity’s ownership thereof. For all such registered Intellectual Property, Schedule 5.06 lists (A) the jurisdiction where the application or registration is located; (B) the application or registration number; and (C) the application or registration date. Allarity’s representations and warranties with respect to patent rights within Licensed IP under this Section 5.06(b) are provided to the best knowledge of Allarity as of the Effective Date.

(c)	To the knowledge of Allarity, Allarity’s prior and current use of the Purchased IP and Licensed IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP or Licensed IP. To the knowledge of Allarity, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP or Licensed IP, and neither Allarity nor any affiliate of Allarity has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

(d)	Allarity has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Purchased IP the value of which is contingent upon maintaining the confidentiality thereof.

Section 5.07 Assigned Contracts. Schedule 5.07 includes each contract included in the Purchased Assets and being assigned to and assumed by Lantern (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Allarity in accordance with its terms and is in full force and effect. None of Allarity or, to Allarity’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Lantern. There are no disputes pending or threatened under any Assigned Contract. Within 30 days following the Closing Date, Allarity shall provide to Lantern translations into English of all material Data, including all regulatory reports and study data.

Section 5.08 Permits and Reporting. Schedule 5.08 lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits have been paid in full, and there are no outstanding liabilities, except for any Assumed Liabilities, with respect to such Transferred Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Transferred Permit. Schedule 5.08 also contains a summary of any and all existing or ongoing obligations to provide or make reports, information, or other filings with respect to the Development Program (including, without limitation, the Phase 2 Study) under all laws and regulation applicable in Denmark or any other jurisdiction.

Section 5.09 Data Privacy. Allarity is in compliance in all material respects with (i) (A) the European Union General Data Protection Regulation 2016/679/EC and ePrivacy Directive 2002/58/EC, each as amended and as implemented by countries within the European Economic Area, (B) the United States Health Insurance Portability and Accountability Act of 1996 and Health Information Technology for Economic and Clinical Health Act, each as amended, (C) all applicable Danish laws relating to data privacy and data security, including with respect to the collection, use, storage, sharing, transfer, disposition, protection, and processing of personal information and protected health information, and (D) all other applicable laws relating to data privacy and data security, including with respect to the collection, use, storage, sharing, transfer, disposition, protection, and processing of personal information and protected health information; (ii) all privacy policies and other related policies, programs, and other notices of Allarity relating to the privacy, protection, and security of personal information and protected health information; and (iii) all contractual and other legal requirements to which Allarity is subject with respect to the privacy, protection, and security of personal information and protected health information.

Section 5.10 Data Integrity. The Data is complete, accurate and has been provided in unadulterated form and is computer readable. The Data was obtained in accordance with the following good data management practices: (i) the Data was generated using sound scientific techniques and processes; (ii) data was accurately and reasonably contemporaneously recorded in accordance with good scientific practices by persons conducting research; (iii) the Data was obtained and analyzed appropriately without bias in accordance with good scientific practices; and (iv) all Data was stored securely and can be easily retrieved.

Section 5.11 No Real Property. The Purchased Assets do not include any interest in real property.

Section 5.12 Compliance With Laws. Allarity has complied, and is now complying, in all material respects with all applicable federal (including, without limitation, Denmark and the EU), state and local statutes, laws, ordinances, requirements (including, without limitation, regulatory requirements), decrees, regulatory rules, codes and orders applicable to any or both of (i) the Development Program or (ii) the ownership and use of the Purchased Assets. Allarity has filed and provided on a timely basis all reports, information, and other filings (including, without limitation, regulatory reports and filings) required to be filed or provided with respect to the Development Program (including, without limitation, the Phase 2 Study) under any and all applicable federal (including, without limitation, Denmark and the EU), state and local statutes, laws, ordinances, requirements (including, without limitation, regulatory requirements), decrees, regulatory rules, codes and orders. Any continuing regulatory reporting or filing obligations expected to exceed $25,000.00 in the aggregate are identified on Schedule 2.03. Allarity has disclosed to Lantern any and all liability or non-compliance with any such laws in this Section 5.12.

Section 5.13 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Allarity’s knowledge, threatened against or by Allarity

(a)  relating to or affecting the Purchased Assets, Development Program or the Assumed Liabilities in any way; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.14 Solvency. Allarity is, and after giving affect to the transactions contemplated by this Agreement, will be, Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Allarity.

Section 5.16 Full Disclosure. No representation or warranty by Allarity in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Lantern pursuant to this Agreement contains, to the knowledge of Allarity, any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. All documents and materials made available by Allarity in the data room established by Allarity are true and accurate. In addition to and without limitation of other portions of this Section 5.16, the Kaplan Meier curve information and other aggregate data summary information relating to the Phase 2 Study previously provided by Allarity to Lantern is based on and aligns with the raw data from the Phase 2 Study. Allarity represents and warrants that all existing liabilities in connection with the Development Program have been disclosed to Lantern.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LANTERN

Lantern represents and warrants to Allarity that the statements contained in this Article VI are true and correct as of the Effective Date. For purposes of this Article VI, “LP’s knowledge,” “knowledge of Lantern” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Lantern, after due inquiry.

Section 6.01 Organization and Authority of Lantern; Enforceability. Lantern is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Lantern has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Lantern of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Lantern. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Lantern, and (assuming due authorization, execution and delivery by Allarity) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Lantern enforceable against Lantern in accordance with their respective terms.

Section 6.02 No Conflicts; Consents. The execution, delivery and performance by Lantern of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by- laws or other organizational documents of Lantern; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lantern. No consent, approval, waiver or authorization is required to be obtained by Lantern from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Lantern of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.03 Legal Proceedings. There is no Action of any nature pending or, to Lantern’s knowledge, threatened against or by Lantern that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE VII
COVENANTS

Section 7.01 Access to Information. From the date hereof until the Closing, Allarity shall (a) afford Lantern and its representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and Data related to the Development Program; (b) furnish Lantern and its representatives with such financial, operating and other data and information related to the Development Program as Lantern or any of its representatives may reasonably request; and (c) instruct the representatives of Allarity to cooperate with Lantern in its investigation of the Development Program. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Development Program or any other businesses of Allarity. No investigation by Lantern or other information received by Lantern shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Allarity in this Agreement.

Section 7.02 Restrictive Covenants.

(a)	Confidentiality. From and after the Closing, Allarity shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Development Program, except to the extent that Allarity can show that such information (a) is generally available to and known by the public through no fault of Allarity, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by Allarity, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Allarity or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Allarity shall promptly notify Lantern in writing and shall disclose only that portion of such information which Allarity is advised by its counsel in writing is legally required to be disclosed, provided that Allarity shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)	Non-competition. In the Territory and for or a period of five years commencing on the Closing Date, Allarity shall not, and shall not permit any of its affiliates (including any new parent or subsidiary of Allarity) (each a “Restricted Party”) to, directly or indirectly, (i) engage in or facilitate any drug development program for Illudin or any of its analogues or any use thereof (the “Restricted Business”); or (ii) have an interest in any other individual or entity (other than Lantern) that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, licensor, trustee or consultant (other than ownership of securities of Lantern that were owned by Allarity prior to the Closing Date). Notwithstanding the foregoing, any Restricted Party may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Allarity does not control, or is not a member of a group which controls, such entity and does not, directly or indirectly, own five percent or more of any class of securities of such entity.

(c)	No Patent Challenge. From an after the Closing, Allarity shall not, and shall not permit any of its affiliates, to institute a challenge in any jurisdiction in the Territory to any patent or patent application owned or controlled by Lantern that relates, directly or indirectly, to Illudin or any of its analogues or any use or manufacture thereof.

(d)	Remedies. Allarity acknowledges that the restrictions contained in this Section 7.02 are reasonable and necessary to protect the legitimate interests of Lantern and constitute a material inducement to Lantern to enter into this Agreement and consummate the transactions contemplated by this Agreement and that Lantern shall have the right to seek any remedy, at law or equity, to enforce the covenants contained in this Section 7.02. In the event that any covenant contained in this Section 7.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 7.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.03 Cooperation. From and after the Closing and as reasonably requested by Lantern, the Parties shall cooperate to promptly transition the study site(s), investigator and other clinical development relationships as used in the Development Program (including, without limitation, as requested by Lantern, the protocol and sponsorship for the Phase 2 Study). Allarity shall, as requested by Lantern, provide prompt transition assistance to Lantern, including reasonable availability to answer questions regarding the conduct of the Development Program (including the Phase 2 Study).The Parties shall promptly cooperate with regard to the reporting and handling of adverse events in accordance with the applicable law. The Parties shall bear their own costs and expenses in fulfilling the obligations set forth in this Section 7.03.

Section 7.04 Public Announcements. Upon the Closing or shortly thereafter, the Parties shall issue a joint press release, the contents of which will be in substantially the form reviewed and initialed by each Party concurrently with the execution of this Agreement. Unless otherwise required by applicable law or stock exchange requirements, neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Each Party acknowledges that the other shall have the right to disclose a summary of the transaction in its official financial reports, and in filings made with the United States Securities and Exchange Commission (the “SEC”). The Parties agree to reasonably cooperate on any descriptions of the Agreement or any of the transactions contemplated hereby in any disclosures made to the SEC or any other financial reporting body. Each Party acknowledges that the other Party may be required to file a copy of this Asset Purchase Agreement as an exhibit to filings it makes with the SEC. In any such public filing of this Asset Purchase Agreement, the Parties intend to request confidential treatment for portions such agreement in accordance with applicable SEC rules and regulations.

Section 7.05 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Lantern.

Section 7.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Allarity when due. Allarity shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Lantern shall cooperate with respect thereto as necessary).

Section 7.07 Further Assurances. Following the Closing, each of the Parties hereto shall promptly execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VIII

THIS ARTICLE HAS BEEN INTENTIONALLY LEFT BLANK

ARTICLE IX INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the earlier of (i) the termination of this Agreement; (ii) the timely payment by Lantern of all Milestones or (iii) the notice by Lantern that all Milestone obligations that have not already been paid have been terminated; provided, that (a) the representations and warranties in Sections 5.01, 5.02, 5.03, 5.04 and 5.10 (collectively, the “Fundamental Representations”) shall survive indefinitely, and (b) any breach of this Agreement constituting fraud shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the Parties contained herein shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or for the period explicitly specified herein (if shorter). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non- breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. No claim may be made for indemnification hereunder for breach of any representations or warranties in this Agreement after the expiration of the survival period applicable to such representation and warranty set forth in this Section 9.01

Section 9.02 Indemnification By Allarity. Subject to the other terms and condition of this Article IX, Allarity shall promptly defend, indemnify and hold harmless Lantern, its affiliates and their respective stockholders, directors, officers and employees (each, a “Lantern Indemnitee”) from and against losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (“Losses”) and reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals) (“Expenses”), arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of Allarity contained in this Agreement or any document to be delivered hereunder;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Allarity pursuant to this Agreement or any document to be delivered hereunder;

(c)	the failure of Allarity to timely pay, perform or discharge any Excluded Liability;

(d)	or any Excluded Asset.

Section 9.03 Indemnification By Lantern. Lantern shall defend, indemnify and hold harmless Allarity, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)	any inaccuracy in or breach of any of the representations or warranties of Lantern contained in this Agreement or any document to be delivered hereunder;

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Lantern pursuant to this Agreement or any document to be delivered hereunder;

(c)	the failure of Lantern to timely pay, perform or discharge any Assumed Liability;

(d)	the acceptance and use by Lantern of any Purchased Assets (including clinical trial data), Purchased IP, or Licensed IP transferred by Allarity under this Agreement, except to the extent such claims, judgments, damages, liabilities, settlements, losses, costs and expenses arise from Allarity’s negligence or willful misconduct or a breach of any representation or warranty by Allarity.

Section 9.04 Limitation on Liability. Notwithstanding anything contained herein to the contrary:

(a)	Except for amounts that may be owed from time to time under Section 2.06 or Article III, the aggregate indemnity obligations of Lantern and Allarity, respectively, under this Agreement, including Section 9.03, shall not exceed the Initial Purchase Price.

(b)	In no event shall either Party be liable to any other Party for any punitive, exemplary, consequential, special, speculative, or indirect Losses or Expenses (other than reasonable attorneys’ fees and expenses), and, in particular, no “diminution of value,” “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses or Expenses, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law, in equity or otherwise, except, in each case, to the such damages are actually awarded to a third party in connection with a Third-Party Claim (the foregoing being “Excluded Losses”).

(c)	Payments by an Indemnifying Party pursuant to this Article IX in respect of any Losses and Expenses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party under insurance policies or indemnity, contribution or other similar agreements in effect as of the Closing in respect of any such claim net of any expenses and premium increases the Indemnified Party experiences as a result of pursuing such payments. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses or Expenses; provided, however, that, the Indemnified Party shall not be required to pursue the insurance first or commence litigation against the insurer; provided, further, that promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses or Expenses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses or Expenses.

(d)	Any Losses or Expenses for which any Indemnified Party is entitled to indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses or Expenses constituting a breach of more than one representation, warranty, covenant or agreement.

(e)	The indemnification provided for in Section 9.02 shall first be paid from the Escrow Amount in accordance with Section 2.06(e). In the event such Escrow Amount is exceeded, the indemnification provided for in Section 9.02 shall be secondly paid in cash to Lantern by Allarity. Moreover, if Allarity fails to pay any amount that Lantern may be entitled to under this Article IX, Lantern may satisfy indemnification obligations under this Article IX and otherwise payable by Allarity pursuant to this Article IX by deducting the amount of such indemnification obligations from any Milestone Payment that is payable by Lantern. The exercise of such set-off right will not constitute a breach or event of default under this Agreement.

(f)	The indemnification provided for in Section 9.03 shall be paid in cash by Lantern to Allarity.

Section 9.05 Indemnification Procedures. The party or parties making a claim under this Article IX are referred to as the “Indemnified Party”, and the party or parties against whom such claims are asserted under this Article IXError! Reference source not found. are referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party written notice thereof promptly, and in no event later than 15 days following the Indemnified Party’s receipt of notice. The failure to give such timely written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party may, subject to Section 9.05(b), pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third- Party Claim, provided that the Indemnified Party shall have the right to participate in such defense, at its own expense. Allarity and Lantern shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section Error! Reference source not found.(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third- Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume or maintain defense of such Third- Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)	Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30 day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06 Tax Treatment of Indemnification Payments. All indemnification payments made by Allarity under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 9.07 Effect of Investigation. Lantern’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Allarity contained herein will not be affected by any investigation conducted by Lantern with respect to, or any knowledge acquired by Lantern at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 9.08 Exclusive Remedies. Subject to Section 7.02, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation or warranty set forth herein and all other matters set forth in this Article IX or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation or warranty set forth herein, or otherwise relating to the subject matter of this Agreement, it may have against the other parties hereto and their Affiliates and each of their respective authorized representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. For the avoidance of doubt, nothing in this Section 9.08 shall limit either Party’s right to seek and obtain any relief to which it shall be entitled pursuant to Section 7.02.

ARTICLE X

THIS ARTICLE HAS BEEN INTENTIONALLY LEFT BLANK

ARTICLE XI MISCELLANEOUS

Section 11.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid and with a copy sent by email to the other Party at the time of mailing. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Allarity:	Allarity Therapeutics A/S Venlighedsvej 1
2970 Hørsholm, Denmark

E-mail: scarchedi@allarity.com Attention: Steve Carchedi, CEO

with copies to:	James G. Cullem, J.D.
SVP, Corporate Development
E-mail: jcullem@allarity.com

David E. Schulman, Esq.
Orrick, Herrington & Sutcliffe, LLP 1152 15th St. NW
Washington, DC 20005
E-mail: dschulman@orrick.com

If to Lantern:	Lantern Pharma Inc.
1920 McKinney Avenue
7th Floor
Dallas, TX 75201
E-mail: panna@lanternpharma.com Attention: Panna Sharma, CEO

With copies to:	Lantern Pharma Inc.
1920 McKinney Avenue,
7th Floor
Dallas, TX 75201
E-mail: david@lanternpharma.com Attention: David Margrave, CFO

Greenberg Traurig LLP 3333 Piedmont RD NE Atlanta, GA 30305
E-mail: acharyan@gtlaw.com Attention: Nigamnarayan Acharya

Section 11.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 11.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 11.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided, however, that Lantern may assign this Agreement, without consent, to any party that purchases or acquires all or substantially all the assets of the Development Program. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.07 No Third-party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

Section 11.09 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Subject to the restriction set forth in Section 11.11, each of Lantern and Allarity hereby consents the exclusive jurisdiction of federal courts located in Delaware.

Section 11.11 Dispute Resolution. Any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss a possible resolution thereof, which efforts shall include at least one in-person meeting between the chief executive officers of each Party (and, if mutually agreed, a member of the Board of Directors of each Party). If the matter is not resolved within 30 days following the request for discussions, such matter shall be submitted to arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (“ICC”); it being understood and agreed that any dispute regarding the amount of royalties shall be finally resolved by an independent accounting firm mutually agreed by the Parties (based upon a written report provided by such accounting firm) and, in the event that (a) the royalty payments owed are determined to be in excess of 5% of the amounts paid for the periods in question, the reasonable fees and expenses such independent accounting firm shall be paid by Lantern, or (b) the royalty payments owed are determined to be 5% or more less than the amounts paid for the periods in question, the reasonable fees and expenses of such independent accounting firm shall be paid by Allarity. The decision of the arbitrators shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction, and the Parties expressly exclude any right to appeal from such decision. The location of arbitration will be New York, New York, unless otherwise agreed to in writing by the Parties. The arbitration will be heard and determined by one arbitrator, who will be jointly selected by Allarity and Lantern. If, within 30 days following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within 60 days of the respondent receiving the claim, such arbitrator will be appointed by ICC. The arbitration award shall be accompanied by a reasoned opinion in writing (in English). Each Party will bear its own costs and expenses (including its attorney’s fees) associated with any arbitration initiated under this Section; provided that the arbitrator may assess against the Party losing the arbitration all of the arbitrator(s)’ and administrative fees associated with the arbitration and the costs and expenses (including reasonable attorney’s fees) of both Parties, unless the arbitrator(s) believes that neither Party is the clear loser, in which case the arbitrator(s) shall, in its/their sole discretion, divide arbitrator(s)’ and administrative fees and the Parties’ costs and expenses between the Parties. The language of the arbitration proceeding will be English.

Section 11.12 Injunctive Relief. Nothing in Section 11.11 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction (as set forth in Section 11.10), including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute if necessary to protect the interests of such Party or to preserve the status quo.

Section 11.13 Ongoing and Future Activities. The Parties recognize and acknowledge that Lantern is currently developing and may in the future develop product candidates for the treatment of oncology and other therapeutic indications (including, without limitation, drug candidates in the same therapeutic class as Irofulven, including, without limitation, antibody drug conjugates). Nothing in this Agreement shall be construed as restricting the right of Lantern to research, develop and commercialize one or more product candidates and/or products for the treatment of oncology and other therapeutic indications (including, without limitation, drug candidates in the same therapeutic class as Irofulven, including, without limitation, antibody drug conjugates).

Section 11.14 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

Section 11.15 Currency. Any reference to “dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

Section 11.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

ALLARITY THERAPEUTICS A/S

By:	/s/
Name:	Steve R. Carchedi
Title:	Chief Executive Officer

LANTERN PHARMA INC.

By:	/s/
Name:	Panna Sharma
Title:	Chief Executive Officer

Schedule 2.01

Purchased Assets

[***]

Schedule 2.02
 Excluded Assets

[***]

Schedule 2.03
 Assumed Liabilities

[***]

Schedule 2.04

Licensed IP

Allarity has previously developed and validated a DRP® companion diagnostic for Irofulven (the “Irofulven DRP®”). This proprietary Irofulven DRP® was used, by Allarity, to select and treat patients in its Phase 2 study of Irofulven for the treatment of mCRPC patients (SMR-3165).

The Irofulven DRP® is in part disclosed in, and covered by, the following patent(s)/patent applications owned by Allarity:

●	US patent no 9,725,769 issued on August 8, 2017

●	U.S. Patent Application No.: 16/927725 filed 07/13/2020

Schedule 2.05

Purchase Price Allocation

[***]

Schedule 5.06
 Purchased IP

[***]

Schedule 5.07
 Assigned Contracts

[***]

Schedule 5.08
 Permits

Investigational New Drug (IND) (or its Danish or EU equivalent) licenses and permits and all those licenses and permits related to the same (including, without limitation, all those licenses and permits relating to the Phase II mCRPC Study (SMR3165)).

32